AMENDMENT TO EMPLOYMENT AGREEMENT

The Employment Agreement entered into by and between Endeavour International Corporation (the “Company”) and William L. Transier (“Employee”) as of February 26, 2004 is hereby amended as follows:

1. In Section 3, entitled “Term of Employment,” the Term of the Employment Agreement as defined therein is extended and will end on December 31, 2009.

2. In Section 4, entitled “Employee’s Duties,” Employee’s title shall be changed and Employee will serve as Chairman, President, and Chief Executive Officer.

3. In Section 5(b), entitled “Base Compensation,” Employee’s Base Compensation as defined therein will be increased to $800,000 per annum, effective as of September 9, 2006.

4. A new Section 5(c), entitled “International Assignment”, shall be added to Section 5, entitled “Compensation,” which will read as follows:

“(c) International Assignment. For such period as shall be requested by the Company, Employee will be based in the Company’s United Kingdom office. Employee will receive additional compensation while assigned to the United Kingdom, as provided in the Company’s International Assignment Policy for Employees and as shall otherwise be determined by the Compensation Committee of the Board of Directors of the Company. No acceleration of the vesting of Employee’s existing stock options or restricted stock shall occur as a result of Employee’s new title or Employee’s assignment to the United Kingdom.”

5. All other provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have entered into this Amendment to Employment Agreement as of October 9, 2006.

ENDEAVOUR INTERNATIONAL CORPORATION

By: /s/ H. Don Teague

EMPLOYEE:

/s/ William L. Transier

William L. Transier

Houston 2999024v.1